WHERIFY WIRELESS, INC.
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2004, by and between Wherify Wireless, Inc., a California corporation (the “Company”) and W. Douglas Hajjar (the “Consultant”).

WHEREAS, the Company desires consulting and similar services relating to the Company’s business and products; and

WHEREAS, the Consultant desires to contract with the Company to perform such services;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter recited, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Project. The Consultant shall serve as a consultant to the Company for a period commencing on the date of this Agreement and concluding upon the completion of the project described in Exhibit A (the “Project”) unless earlier terminated in accordance with Section 8 of this Agreement.

2.  Scope of Work. The Consultant shall perform the services set forth in Exhibit A attached hereto (the “Services”). Any additions to or modifications of the Project or the Services shall be set forth in writing and shall be signed by both parties. The performance of services and the compensation for such services necessary to the completion of such additions or modifications shall be governed by this Agreement unless otherwise described in the written agreement of the parties.

3.  Consulting Fees. The Company agrees to pay the Consultant for the Services in accordance with the payment schedule set forth in Exhibit B attached hereto.

4.  Payments. The Company shall pay each invoice submitted hereunder within 15 days of receipt thereof.

5.  Noncompetition. During the term of this Agreement, the Consultant shall not, directly or indirectly, participate in or assist any business that is an actual or potential competitor of the Company.

6.  Confidentiality.

(a)  Definition. For purposes of this Agreement, “Confidential Information” means any information related to any aspect of the business of the Company (including any person or entity directly or indirectly controlled by or controlling the Company, or in which any of the aforesaid have at least a 50% interest) which is either (a) information not known by the trade generally, even though such information may be disclosed to one or more third parties pursuant to agreements entered into by the Company, or (b) is proprietary information of the Company, whether of a technical nature or otherwise. Confidential Information includes Inventions, inventions, trade secrets, original works, findings, reports, disclosures, processes, systems, methods, formulae, procedures, concepts, compositions, techniques, drawings, models, diagrams, flow charts, research, data, devices, machinery, copyrights, copyright applications, patents, patent applications, trademarks, trademark applications, intellectual property, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, research or development activities and plans, specifications, documentation, algorithms, software, computer programs, source code, object code, mask works, costs of production, prices and other financial data, volume of sales, promotional methods, marketing plans and techniques, identities of and information regarding customers, clients and personnel, lists of vendors or suppliers, pricing policies, business plans, business opportunities, financial statements and other financial information. Confidential Information also includes the confidential or proprietary information of the Company’s consultants, vendors, suppliers, partners, customers, clients and other parties with which it does business.

(b)  Nondisclosure. The Consultant acknowledges that Confidential Information is of great value to the Company. Accordingly, the Consultant agrees to hold all Confidential Information in confidence and not disclose, use, copy, publish, summarize or remove from the premises of the Company any Confidential Information. Upon the expiration or termination of this Agreement, the Consultant agrees (i) to promptly deliver to the Company all papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment and other materials, including copies and in whatever form, relating to the Company that the Consultant possesses or creates, whether or not confidential or proprietary, (ii) to not disclose, use, copy, publish, summarize or remove from the premises of the Company any Confidential Information and (iii) to promptly execute and deliver to the Company the “Termination Certificate” attached hereto as Exhibit C.

7.  Inventions and Original Works of Authorship.

(a)  Definition. For purposes of this Agreement, “Inventions” means any and all ideas and discoveries, including, without limitation, inventions, trade secrets, original works, findings, reports, disclosures, processes, systems, methods, formulae, procedures, concepts, compositions, techniques, drawings, models, diagrams, flow charts, research, data, devices, machinery, intellectual property, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, specifications, documentation, algorithms, software, computer programs, source code, object code and mask works, as well as improvements thereof or know-how related thereto, whether copyrightable or patentable or not, relating to the business and/or field of interest of the Company (including any person or entity directly or indirectly controlled by or controlling the Company, or in which any of the aforesaid have at least a 50% interest).

(b)  Ownership and Assignment. All Inventions and all original works of authorship (including without limitation, software, computer programs, source code, object code and the documentation and notes related thereto) made or conceived by the Consultant during the term of this Agreement shall be works made for hire and shall become and remain the sole and exclusive property of the Company. The Consultant shall promptly notify the Company in writing of all Inventions and original works of authorship so conceived or made by the Consultant. To the extent that ownership of such Inventions and original works of authorship do not automatically vest in the Company, the Consultant hereby transfers and assigns to the Company all right, title and interest in and to the same, whether or not patent or copyright applications are filed thereon.

(c)  Power of Attorney. If the Company is unable because of the Consultant’s mental or physical incapacity or for any other reason to secure the Consultant’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering Inventions or original works of authorship assigned to the Company pursuant to Section 7(b), then the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agent and attorney in fact, to act for and on the Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon.

(d)  Further Assurances. The Consultant shall execute such documents as the Company shall reasonably require to evidence and confirm the transfer of rights to the Company made under this Agreement.

8.  Termination. Either party shall have the right to terminate this Agreement at any time upon 30 days written notice. In the event of any termination of this Agreement, the Company shall make payments to the Consultant for all work performed in accordance with the terms and conditions of this Agreement up to the date of termination, and the Consultant shall immediately return to the Company, without limitation, all documents, drawings and any other items of whatever nature supplied to the Consultant by the Company or owned by the Company pursuant to this Agreement. Sections 6 through 22 of this Agreement shall survive any termination of this Agreement.

9.  Independent Contractor/Taxes. The Consultant is not an agent or employee of the Company and is not authorized to act on behalf of the Company. Except as required by a final determination by the Internal Revenue Service or state taxing authority and upon due notice to the other party, the Consultant and the Company each agrees that it will treat the Consultant as an independent contractor for tax purposes and file all tax and information returns and pay all applicable taxes on that basis.

10.  Indemnification. The Company agrees to indemnify the Consultant pursuant to the terms attached hereto as Exhibit D.

11.  Prior Contracts. The Consultant represents that except as disclosed in writing to the Company, (a) there are no other contracts to assign Inventions that are now in existence between any other party and the Consultant, and (b) the Consultant has no employments, consultancies or undertakings which would restrict or impair the Consultant’s performance of this Agreement.

12.  Assignment. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that as the Company has specifically contracted for the services to be provided by the Consultant hereunder, the Consultant may not assign or delegate the Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company.

13.  Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made between California residents and wholly to be performed in California. The Consultant hereby submits to the sole jurisdiction and venue of the courts of the State of California for purposes of any action or proceeding relating to this Agreement.

14.  Injunctive Relief. The Consultant acknowledges and agrees that damages will not be an adequate remedy in the event of a breach of any of the Consultant’s obligations under this Agreement. The Consultant therefore agrees that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement.

15.  Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or the breach of this Agreement will be settled by arbitration by, and in accordance with the applicable Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) will have the right to assess, against a party or among the parties, as the arbitrator(s) deem reasonable, (a) administrative fees of the American Arbitration Association, (b) compensation, if any, to the arbitrator(s) and (c) attorneys’ fees incurred by a party. Arbitration hearings will be held in San Mateo County, California. The provisions of California Code of Civil Procedure Section 1283.05 will apply to any arbitration.

16.  Headings. The headings in this Agreement are intended principally for convenience and shall not, by themselves, determine the rights and obligations of the parties to this Agreement.

17.  Attorneys’ Fees. If any party seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses of the prevailing party.

18.  Notices. All notices, requests, demands, and other communications required by, or made in connection with, this Agreement or the transactions contemplated by this Agreement, shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered in person, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company:	Wherify Wireless, Inc. 2000 Bridge Parkway, Suite 201 Redwood Shores, CA 94065 Attention: President

If to the Consultant:	The address listed on the signature page hereto.

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 17.

19.  Severability. If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

20.  Waiver. The waiver of any term or condition contained in this Agreement by any party to this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

21.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.  Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Consultant from the Company. All modifications to the Agreement must be in writing and signed by each of the parties hereto.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

Company:	WHERIFY WIRELESS, INC.

By:
Timothy J. Neher, President

Consultant:	W. Douglas Hajjar

	Address:	134 Shore Drive West New Seabury, MA 02649 508.477.3177 (phone) 508.539.3931 (fax)

EXHIBIT A

PROJECT AND SCOPE OF SERVICES

The Company hereby retains the Consultant as a financial advisor to the Company. The Consultant’s Services to the Company shall include, without limitation, advising, and as appropriate, assisting the Company in evaluating and executing the Company’s strategic alternatives including negotiations related to such alternatives.

The Consultant shall report to the Company’s Chief Executive Officer and Board of Directors. The Consultant shall provide services at the Company’s offices or at such other place and time as the Company and the Consultant may mutually determine.

EXHIBIT B

CONSULTING FEES

The Company shall pay the Consultant a retainer of $10,000 per full month of Services.

The Company shall issue to the Consultant promptly following the date of this Agreement an option to purchase 100,000 shares of the Company’s Common Stock at the then fair market value of such shares pursuant to the Company’s standard form of Nonqualified Stock Option Agreement under the Company’s 1999 Stock Option Plan, as amended. The option shall vest ratably on a monthly basis over the 36 month period commencing on the date of this Agreement, and shall cease to vest upon termination of this Agreement for any reason. Notwithstanding the above, the option shall vest immediately with respect to all of the shares covered by the option upon a “Change of Control,” which shall mean the occurrence of any one of the following: (i) any “person”, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing 50% or more of the combined voting power of Company’s then outstanding securities; or (ii) a sale of assets involving 75% or more of the fair market value of the assets of Company as determined in good faith by the Board of Directors of Company; or (iii) any merger, reorganization or other transaction of Company whether or not another entity is the survivor, pursuant to which holders of all the shares of capital stock of Company outstanding prior to the transaction hold, as a group, less than 50% of the shares of capital stock of Company outstanding after the transaction; provided, however, that a transaction the sole purpose of which is to change the Company’s state of incorporation or to raise capital for the Company shall not constitute a Change in Control.

Upon the closing of a Change of Control during the term of this Agreement, or within six months thereafter, in which the acquiring person or entity is introduced to the Company by the Consultant (a “Qualified Sale Transaction”), the Company shall pay to the Consultant in cash at the closing a transaction fee (the “Acquisition Fee”) equal to 2% of the aggregate consideration paid to the Company’s shareholders in the Qualified Sale Transaction. If the consideration paid to the Company’s shareholders in such Qualified Sale Transaction is in whole or part in the form of securities, the value of such securities, for purpose of calculating the Acquisition Fee, shall be the fair market value of such securities as determined in good faith by the Company’s Board of Directors; provided, however, that if any of such securities are then trading on an existing public trading market, the value of such securities shall be determined by the average of the closing sales price for the five trading days prior to closing of the Change of Control. If the consideration paid to the Company’s shareholders in such Qualified Sale Transaction is paid in installments or pursuant to certain contingencies such as an escrow, the Acquisition Fee shall be paid in one or more installments at such time and in proportion as the consideration is actually paid to the Company’s shareholders. Upon introducing any potential acquiring person or entity to the Company, the Consultant and the Company must acknowledge in writing that a Qualified Sale Transaction involving such person or entity would give rise to the accrual of an Acquisition Fee.

EXHIBIT C

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, designs, computer programs or other materials, including copies and reproductions of any of the aforementioned items, in whatever form, relating to Wherify Wireless, Inc. (the “Company”), whether or not confidential or proprietary.

I further certify that I have complied with all the terms of the Consulting Agreement by and between the Company me dated January 1, 2004 (the “Consulting Agreement”).

Moreover, I acknowledge and agree that, in compliance with the Consulting Agreement, I will hold in confidence and will not disclose, use, copy, publish, summarize or remove from the premises of the Company any “Confidential Information” (as defined in the Consulting Agreement).

Date: ____________________

W. Douglas Hajjar

EXHIBIT D

INDEMNIFICATION

Recognition that transactions of the type contemplated in this engagement sometimes result in litigation and that the Consultant’s role is advisory in nature, the Company agrees to indemnify and hold harmless the Consultant from and against any losses, claims damages and liabilities related to or arising in any manner out of any transaction, proposal or any other matter (collectively, a “Matter”) contemplated by this Agreement, and will promptly reimburse the Consultant for all reasonable and documented expenses (including reasonable and documented fees and expense of legal counsel) incurred in connection with the investigation of or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by this Agreement, or any action or proceeding arising therefrom (collectively, “Proceedings”). Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted primarily from the gross negligence, bad faith or willful misconduct of the Consultant. The Company further agrees that it will not, without the prior written consent of Consultant (which consent will not be unreasonably withheld or delayed) settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder, unless such settlement, compromise or consent includes an unconditional release of Consultant from all liability arising out of such Proceeding. Consultant agrees that he will not settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder without the prior written consent of the Company (which consent shall not be unreasonably withheld).

Promptly after receipt by the Consultant of notice of any complaint or the commencement of any Proceeding with respect to which indemnification is being sought hereunder, Consultant will notify the Company of such complaint or of the commencement of such Proceeding. The failure to notify the Company will not relieve the Company from any liability which the Company may have hereunder, except to the extent that such failure results in the forfeiture by the Company of substantial rights and defense in respect of such Proceeding. If the Company so elects, the Company will assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to Consultant and the payment of fees and expense of such counsel. In any Proceeding the defense of which the Company assumes, the Consultant will have the right to participate in such litigation and to retain his own counsel at the Consultant’s expense unless (i) the Company shall have agreed to pay the fees and expenses of counsel to Consultant, (ii) the Company shall have failed to employ counsel reasonably satisfactory to Consultant or to assume the defense of the Proceeding in a timely manner or (iii) Consultant reasonably determines in his reasonable judgment that having common counsel would present actual or potential conflicts of interest, including situation in which there are one or more legal defenses available to Consultant that are different from or addition to those available to the Company, in which case Consultant may employ separate counsel to represent or defend him in such proceeding and the Company will pay the reasonable fees and expenses of not more than one separate counsel.